ENERSIS

                                                      Santiago, February 3, 2004
                                                         Ger. Gen. No. 021 /2004

Mister
Alejandro Ferreiro Y.
Superintendent of Securities and Exchange
Hand-Delivery

         Ref.: Advice of Extraordinary and Ordinary Shareholders Meeting

Dear Sir,

In accordance with Article 63 of Law No. 18.046 on limited Liability Stock Companies, we inform you that Enersis S.A' Board of Directors, in line with the contents of its by-laws, has called an Extraordinary and Ordinary Shareholders Meeting of Enersis S.A., to be held on March 26, 2004 at 03.00 pm at Espacio Riesco, located on Avenida El Salto 5000, Huechuraba, Santiago.

The matters that will be submitted for the consideration of the Extraordinary Shareholders Meeting are the following:

1.- Reposition of the concentration limit of shares and the concentration factor, leaving the Company again governed by Title XII of Decree Law No.
      3.500. Modification of the Company's by-laws to reestablish former Articles 1 bis, 5 bis, 9 bis, 14 bis, 17 bis, 20 bis, 21 bis, 24 bis, 27 bis, 29 bis, and the final phrase of Article 35 giving a new and actualized text of the Company's by-laws.

2.- Establishment of a pledge over shares issued by CGTF Fortaleza S.A. and owned by Enersis S.A. as security on obligations assumed by CGTF Fortaleza S.A to Corporacion Financiera Internacional.

3.- Adopt the agreements and delegation of powers of attorney, necessary to comply with and carry out the decisions taken at this Shareholders' Meeting.

The matters that will be submitted for the consideration of the Ordinary Shareholders Meeting are the following:

1.- Approval of the Annual Report, Balance Sheet, Financial Statements and Report from the External Auditors and Inspectors of Accounts corresponding to the year ended on December 31st, 2003.

2.-   Profits distribution for the period and dividends payment.

3.-   Setting the Directors remuneration.

4.-   Report of the Board of Directors expenses.

5.- Setting the remuneration of the Directors Committee and definition of its budget for year 2004.


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6.-   Report from the Directors Committee.

7.-   Nomination of the Independent External Accountants.

8.- Nomination of two Inspectors of Accounts and two deputies and the setting of their remuneration.

9.-   Approval of the Investments and Finance Policy.

10.- Explanation on the Dividends Policy and information on the proceedings to be utilized in the dividends distribution.

11.- Information on agreements of the Board in relation to acts and contracts governed by Article 44 of Law No. 18.046.

12.-  Information of the nomination of Private Rating Agencies.

13.- Information on the costs of processing, printing and dispatch the information referred to in Circular No. 1494 of the Superintendency of Securities and Exchange.

14.- Other matters of interest and incumbency of the Ordinary Shareholders Meeting.


Yours sincerely,


                              Mario Valcarce Duran
                             Chief Executive Officer


c.c.
Bolsa Comercio de Santiago
Bolsa Electronica de Chile
Bolsa Corredores de Valparaiso
Comision Clasificadora de Riesgo